Exhibit 1.1

John C. Donnelly	Phone: (313) 393-3054
Managing Director	Fax: (313) 446-9955

CONFIDENTIAL

December 10, 2013

Board of Directors

MBT Financial Corp.

102 E. Front Street

Monroe, MI 48161

Attention: H. Douglas Chaffin

Gentlemen:

We understand that MBT Financial Corp. (“MBT or the “Company”) desires to retain the services of Donnelly Penman & Partners (“DP&P” or the “Agent”) to assist MBT in selling an estimated $20,000,000 in the form of newly issued shares which will consist of common stock or such other securities (including Preferred Stock) in a rights offering (“Rights Offering”) and, if necessary, a private placement or community offering (the “Additional Offering”). The Rights Offering and Additional Offering price is expected to be at a price established by the Company, which is expected to be at a discount to the bid side of the market just prior to the Rights Offering becoming effective.

The Rights Offering and the Additional Offering are collectively referred to as the “Securities Offering”. The shares offered by MBT are collectively referred to as the “Securities”.

This Sales Agency Agreement (the “Agreement”) supersedes our previous engagement letter of November 7, 2011 and our previous sales agency agreement of August 1, 2013.

1.	The Securities Offering

The Company will use DP&P as its sales agent, on a sole and exclusive basis, in connection with the placement of the Securities to be sold by the Company. This Agreement, the engagement and DP&P’s obligations hereunder are contingent upon DP&P not becoming aware of any material misrepresentations or omissions by the Company or any material change in the operations of the Company during the engagement period and is subject to the satisfactory completion of due diligence by DP&P.

a.	With regard to the Rights Offering and the Additional Offering, the Company, with DP&P’s assistance, will prepare a Prospectus (the “Prospectus”) and the Company’s Securities will be filed through an S-1 registration statement with the SEC. The Company represents that the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Additionally, representatives of the Company on behalf of MBT shall be available to answer questions of, and to provide additional information to, any potential Investors.

b.

DP&P agrees to use its best efforts to assist the Company in completing the Securities Offering. Subject to applicable securities and other laws, the terms of the Securities Offerings shall be determined by the Company in the exercise of its sole judgment and discretion. DP&P will:

(i)	assist the Company in identifying, evaluating, and developing a list of potential investors (the “Investors”), many or all of whom will already be existing shareholders or known by the Company (such people defined below as “Inside Investors”, “Existing Investors” or “Outside Investors”), to participate in the possible Additional Offering;

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

(ii)

assist the Company in preparation of the Prospectus or similar document and assembling materials to be provided to certain potential Investors (including existing shareholders) outlining the Company and the Securities Offering;

(iii)	assist the Company in the record keeping associated with the Securities Offering; and

(iv)	assist the Company in reasonable discussions with certain potential Investors whether or not introduced to the Company by DP&P, who indicate interest in the Securities.

c.

The Company’s counsel shall advise DP&P of those states in which the Securities have been qualified or exempted under the appropriate securities laws. DP&P agrees not to solicit any Investors who do not reside in jurisdictions in which the Securities or the Securities Offering have been qualified or exempted under the appropriate securities laws. The Company agrees not to solicit any Investors or to take any action, which might jeopardize the availability of any registration or exemption.

d.

As a condition to each closing of the Securities Offerings, DP&P shall receive an opinion of counsel to the Company, in the form and substance set forth in Exhibit 3 e to this Sales Agency Agreement. In addition, DP&P shall receive a Comfort Letter from Plante & Moran prior to the effective date of the registration statement and will also receive a “bring down” comfort letter at the time of closing.

2.	Information Supplied, Prospectus

The Company, with the Agent’s assistance, will prepare a Prospectus to include the Subscription Agreement (referred to as the “Prospectus”) describing the Company and the Securities Offering. The Company shall furnish, make available to, or cause to be furnished to the Agent and the prospective purchasers any amendment or supplement to the Prospectus that is required to be furnished to the prospective purchasers in connection with the Securities Offering and any Closing by applicable federal or state securities law. The Company recognizes and confirms that: (a) in performing the services contemplated by this Agreement, the Agent has relied upon (and will continue throughout the course of the Agent’s engagement in respect of the Securities Offering to rely upon) the Prospectus; (b) the Agent has not assumed and does not assume responsibility for the accuracy or completeness of the information contained in the Prospectus; and (c) the Agent will not make an appraisal of any of the assets owned or managed by the Company or an evaluation of any of the obligations, liabilities or commitments of the Company, or to which the Company's assets may be subject.

The Company represents that the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.	Covenants, Representations and Warranties

In connection with the Securities Offering, the Company agrees as follows:

a.

Until the Closing, the Company will furnish the Agent, from time to time, such number of copies of the Prospectus, any exhibits thereto and agreements and documents referred to therein, as the Agent may reasonably request.

b.

The Company will advise the Agent promptly of: (i) until the Closing, such information concerning the business and financial condition of the Company as the Agent may from time to time reasonably request; (ii) the receipt by the Company of any communication from the Securities and Exchange Commission or any state securities commissioner or regulatory authority in any other jurisdiction concerning the Securities Offering of the Securities; and (iii) the commencement of any lawsuit or regulatory enforcement proceeding or any other proceeding to which the Company is a party relating to the Securities Offering of the Securities.

c.

The Company will: (i) make available to any prospective purchaser the Prospectus. The Company will also provide the prospective purchaser the reasonable opportunity to ask questions of, and receive answers from, the officers and employees of the Company concerning the terms and conditions of the Securities Offering.

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

d.

At the Closing, the Company will deliver, or cause to be delivered, to the Agent, in each case in form and substance satisfactory to the Agent and their counsel a certificate in the form of Exhibit 3(d) representing and warranting to the Agent that the representations and warranties of the Company, if any, contained in this Agreement are true and correct in all material respects as of such date.

e.

The Company will cause its counsel to furnish its legal opinion addressed to the Agent in the form of Exhibit 3(e). The Company further agrees that it will not consummate the sale of the Securities at the Closing unless it delivers or causes to be delivered the items described in this paragraph to the Agent at the Closing.

f.

The Company agrees that, except for the Securities that may be offered and sold at the Closing, in the future no offers or sales of any securities of the same or a similar class as the Securities will be made by it or on its behalf which would be considered for purposes of federal or state securities laws to be part of the same offering of the Securities, unless such future sale would qualify for the same or other exemptions from registration under federal and applicable state securities laws applicable to the offering.

g.

The Company will qualify (or will make appropriate filings or give appropriate notices to exempt such offering and sale from such qualification requirements) the Securities (and itself as the issuer thereof) for offering and sale under the state securities or "blue sky" laws of such jurisdictions in which any sales of the Securities may be transacted and as may otherwise be requested by the Agent; provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction.

h.

The Company and the DP&P will each abide by the transmittal of funds procedures set forth in that certain Subscription Agent Agreement by and among American Stock Transfer & Trust Co., the Company, and DP&P.

4.	Fees and Expenses

The Company would pay DP&P at the “Closing” selling commissions on sales of securities under the Securities Offering as follows:

a.

The Company will not pay the Agent any selling commission for any sales to employees, executive officers or directors of the Company or their parents, siblings, spouses, children, or children’s spouses or any entity or trust organized or created for the benefit of any such person (referred to as “Inside Investors”) nor will the Agent solicit indications of interest with respect to Inside Investors. If DP&P is requested to solicit indications from any Inside Investor then the Company shall pay DP&P a selling commission of 3.0% of the gross proceeds on such designated Inside Investor;

b.

The Company will pay a selling commission of 3.0% of the gross proceeds of sales to any existing investors of the Company defined as those current shareholders other than Inside Investors identified by the Company on an excel spreadsheet as of the date of the filing of the S-1 Registration Statement and made an exhibit to this agreement and the Sales Agency Agreement (“Existing Investors”);

c.

The Company shall pay a selling commission of 6.0% on sales to all other investors (“Outside Investors”) whether or not previously known by the Company or who have had conversations with the Company. As part of its solicitation of Outside Investors, the Company hereby authorizes DP&P to solicit indications of interest from any individual investors or other investment entities that may or may not be known to DP&P and to solicit institutional investors (“Institutional Investors” as defined below). DP&P agrees to provide the Company an excel spreadsheet with the initial list of Institutional Investors (as defined below) to be contacted in advance of the Offering. Such list may be amended from time to time by DP&P and such amendments will be sent to the Company. The Company acknowledges that any Institutional Investor whether or not previously known to or in discussions with the Company, except those that are currently shareholders of the Company, are subject to the 6.0% commission to DP&P regardless of whether they are on the initial Institutional Investors list or not. Institutional Investors include, but are not limited to, any financial institution, bank holding company, private equity fund, hedge fund, mutual fund, broker-dealer, insurance company, investment or business development company, SBIC, employee benefit plan or charitable organization. The Company reserves the right to limit any Institutional Investors to that number of shares that would restrict their ownership in the Company to 9.9% after the Securities Offerings; and

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

d.	The Company acknowledges that Agent will be the only dealer to assist it in the sale of the Securities, as provided in the Sales Agency Agreement unless agreed to in writing by both the Company and DP&P. If the Company and Agents determine that other broker-dealers are to be utilized, the fee in 2(c) shall be 7.0% on the sales made through other broker-dealers with a portion of the 7.0% going to the participating dealer as determined in the sole discretion of the Agent. No finder’s fees or selling commissions will be owed by DP&P to any other broker dealer unless agreed to in writing by DP&P with such broker dealer.

The Company agrees to reimburse DP&P for all of its reasonable and customary out-of-pocket expenses (“Agent Expenses”) incurred in connection with the Offering and preparing for the Offering including, without limitation, postage, overnight delivery, copying charges, telephone charges, meals, travel and lodging related expenses in connection with visits to the Company or investor presentations, not to exceed $15,000 unless pre-approved by the Company with such approval not being unreasonably withheld (i.e. the cost of visiting prospective investors), but in no event to exceed $30,000.

In addition to the Agent’s Expenses reimbursement of $15,000, the Company agrees to reimburse the Agent for legal fees they incur in connection with the Offering and preparing for the Securities Offering, including any required retainer, which, based on preliminary quotations from Honigman Miller, are not expected to exceed $75,000 plus $5,000 of additional out-of-pocket legal expenses (for a total maximum legal reimbursement of $80,000). If the Offering is extended beyond December 31, 2013 the Company agrees to pay for additional legal fees reimbursements (“Additional Legal Fees”) not expected to exceed $10,000 ($90,000 total) if the Agent’s legal expenses exceed the prescribed limits set forth above. Such Legal Expenses incurred will not need to be approved by the Company in advance of such payment or to qualify for the reimbursement hereunder.

All requests for Agent Expense and Legal Expense reimbursement shall be submitted monthly to the Company together with appropriate documentation, and shall be paid by the Company within 15 days after receipt of such request. The out-of-pocket reimbursement of Agent Expenses and Legal Expenses described in this Section 2 shall be paid regardless of whether the Security Offering is completed or not for any reason, including market conditions, unless the Security Offering is not completed because of Agent’s refusal (except for bona fide reasons related to the Company, its officers, directors, employees, or Agent, or market conditions) to perform. The Company shall pay all its own costs and expenses incurred in connection with the Offering, including, without limitation, the legal fees (including Blue Sky fees and related out of pocket filing fees) and related expenses of its counsel and accounting fees including the audited financial statements of the Company for the year ended December 31, 2013 and the Comfort Letter that will be required as part of the Offering. The Company shall also pay all reasonable fees and related expenses of its accountants, all costs and expenses relating to the preparation, printing and delivery of the prospectus, printing and delivery of any other offering documents, the issuance of the Securities and the preparation and delivery of certificates for the Securities, transfer agent fee, state and other filing fees, and all transfer taxes, if any, with respect to the sale and delivery of the Securities.

Payments Due Upon Closing. The Company will deduct from the proceeds of the Securities Offering and shall pay to Agent all selling commissions payable to Agent as Selling Agent, as part of each of the Closing as contemplated by this Agreement of a sale of Securities under this Agreement, plus any billed portion of the Agent Expenses or of Agent Legal Expenses. Such payment shall be made on the date of each Closing by immediate wire transfer(s) directly from the investor to the account(s) of Agent’s designation. Such selling commission shall be pursuant to this Section 4.

Tail Payments. If within a period of twelve (12) months after the date of the Closing or Termination, the Company (or any affiliate of or successor to the Company, for the benefit of the Company), issues and sells Securities to any Purchasers contacted by the Agent during the term of this Agreement other than Inside Investors and Existing Investors (such contact to mean documented postage or an email evidencing receipt of any portion of the Prospectus including, but not limited to, the Prospectus) then the Company shall compensate the Agent in respect of the gross proceeds of all such Securities issuances and sales by selling commissions pursuant to the terms described in Section 4.

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

This Section 4 sets forth the entire agreement between the Company and the Agent relating to any fees, expenses or compensation due or payable to Agent whether under this Agreement or any other prior agreement. Upon the consummation of the Securities Offering, MBT agrees that the Agent’s services will be deemed adequately performed and that the Agent shall have earned all of the compensation set forth under this Section 4. If the Closing takes place, all amounts which are due and payable to the Agent under this Agreement will be immediately payable to the Agent, with no withholding of any payments, notwithstanding any claim by the Company, or dispute between the Company and the Agent. The preceding sentence will not preclude the Company from pursuing arbitration against the Agent pursuant to Section 15 herein, but prohibits the Company from withholding payment during the pendency of the claim.

5.	Indemnification, Contribution and Limit on Liability

MBT agrees that it will indemnify and hold harmless the Agent and their affiliates, and their respective directors, officers, employees, Agent and controlling persons (the Agent and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject under any applicable United States federal or state law, or any applicable foreign law, or otherwise, and related to or arising out of: (i) any untrue statement or alleged untrue statement of a material made in connection with the Securities Offering, furnished or made available by the Company, directly, through the Agent or otherwise, to the offeree of the Securities or any of its representatives or the omission or the alleged omission to state a material fact necessary in order to make the statements not misleading, in the light of the circumstances under which they were made; or (ii) the sale by the Company of the Securities to the Purchasers pursuant to the Subscription Agreement; provided, however, that the Company will not be liable under clause (ii) hereof to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from the Agent’s bad faith or gross negligence in performing the services described above. In the event that any partner, officer or employee of the Agent is requested by the Company or is required to testify or appear at any judicial or regulatory hearing or deposition or other appearance in connection with any legal process in connection with services provided pursuant to this Agreement, the Company will pay the Agent, at an hourly rate of $350/hour or $2,000 per diem for each such partner, officer or employee, for time expended in giving such testimony or in remaining available at any court or judicial or regulatory tribunal or any deposition for the purpose of providing such testimony when necessary. The Company will also reimburse any Indemnified Party for all reasonable expenses (including attorneys fees and expenses) as they are reasonably incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of the Agent pursuant to, or the performance by the Agent of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from the Agent’s bad faith or gross negligence.

If the indemnification provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Agent, on the other hand, of the sales of the Securities as contemplated (whether or not the sales is consummated); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Agent of the sales of Securities as contemplated shall be deemed to be in the same proportion that the total value of Securities sold or contemplated to be sold by the Company as a result of or in connection with the proposed Securities Offering bears to the fees or commissions paid or to be paid to the Agent under this Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees and commissions actually paid to the Agent under this Agreement.

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

6.	Notice, Defense and Settlement of Claim, Action or Proceedings

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Parties will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and expenses of such counsel, as incurred.

MBT agrees that, without the Agent’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

7.	Closing

The Company currently anticipates that the Securities Offering will not have a minimum size and will have a maximum size of $20,000,000 but the Company reserves the right to increase the Securities Offering size.

8.	Announcement of Transaction

When the Initial Closing of the Securities Offering is completed, the Agent may, at its option and expense, place a customary tombstone announcement in such newspapers, periodicals and electronic media as they may choose stating that the Agent have acted as exclusive Agent in the Securities Offering. Such copy for the tombstone or other announcement will be approved by the Company, with such approval not unreasonably withheld.

9.	Notices

All communications hereunder shall be in writing and shall be mailed or delivered: (a) to MBT, at its main office at 102 E. Front Street Monroe, MI 48161 Attention: H. Douglas Chaffin (b) to Donnelly Penman& Partners, at its offices at 17160 Kercheval, Grosse Pointe, Michigan 48230 Attention: John C. Donnelly, Managing Director.

10.	Term

The initial term of this Agreement shall be for a period of 180 days from the date this Agreement is accepted, provided that either party may terminate this Agreement for cause at any time, except for the Surviving Provisions (as hereinafter defined), and without cause after the expiration of the initial term of the Offering (the “Early Termination”) by giving the other party at least ten (10) days prior written notice of such Early Termination. After the expiration of the Initial Term, the term of this Agreement shall renew on a month to month basis thereafter. Notwithstanding any termination or expiration of Agent’s engagement under this Agreement Sections 5, 6, 9, 10, 11, 13, 14, and 15, of this Agreement shall survive any termination or expiration of this Agreement along with any other provisions which expressly survive termination or expiration (collectively the "Surviving Provisions").

11.	Survival of Certain Provisions

The representations, warranties, indemnities, and agreements of the Company and its officers or representatives shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company or the Agent or any affiliates or controlling person, and shall survive the consummation of the Securities Offering for a period of two years.

12.	Writing Required to Waive, Amend or Modify

No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.

13.	Entire Agreement; Exception.

This Agreement incorporates the entire understanding of the parties with respect to the engagement of the Agent by the Company, and supersedes all other previous written or oral agreements regarding such engagement, should they exist.

MBT Financial Corp.

Sales Agency Agreement

December 10, 2013

14.	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

15.	Waiver of Trial by Jury, Arbitration

All claims arising out of the interpretation, application or enforcement of this Agreement, including, without limitation, any breach hereof, shall be settled by final and binding arbitration in Detroit, Michigan, in accordance with the arbitration rules of the Financial Industry Regulatory Authority. Each of the Agent and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of the Agent pursuant to, or the performance by the Agent of, the services contemplated by this Agreement.

If this Agreement conforms to your understanding of the terms of our engagement, please have an authorized representative(s) sign and return to us the enclosed duplicate hereof.

Very truly yours,

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:
Donnelly Penman & Partners	MBT Financial Corp.

By: /s/John Donnelly	By: /s/ H. Douglas Chaffin

Its: Managing Director	Its: President & CEO

Date: December 10, 2013	Date: December 10, 2013